Exhibit 2.2

AMENDMENT NO. 1 TO ASSET PURCHASE AGREEMENT

This AMENDMENT NO. 1 TO ASSET PURCHASE AGREEMENT (this “Amendment”), dated as of December 30, 2014, between SPIRIT AEROSYSTEMS, INC., a Delaware corporation (“Seller”), TRIUMPH AEROSTRUCTURES – TULSA, LLC, a Delaware limited liability company (“Buyer”) and TRIUMPH GROUP, INC., a Delaware corporation and parent company of Buyer (“Buyer Parent”).  Seller, Buyer and Buyer Parent are sometimes referred to individually as a “Party” and collectively as the “Parties.”

WHEREAS, Seller, Buyer and Buyer Parent are parties to that certain Asset Purchase Agreement, dated as of December 8, 2014 (the “Purchase Agreement”);

WHEREAS, Section 11.7 of the Asset Purchase Agreement provides that the Purchase Agreement may be amended only by a written instrument signed by each of the parties thereto; and

WHEREAS, pursuant to Section 11.7 of the Purchase Agreement, the Parties desire to amend the Purchase Agreement as set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.             Definitions.  Capitalized terms used herein and not otherwise defined shall have the meanings given to them in the Purchase Agreement.

2.             Amendment to the Schedules.  The Parties agree that Schedule 1.1(a)(i) to the Purchase Agreement is hereby amended and restated in its entirety as set forth in Schedule 1.1(a)(i) hereto.

3.             Effectiveness of this Amendment.  Each of the Parties, by its signature below, does hereby give its written consent to the amendment of the Purchase Agreement in accordance with this Amendment.  This Amendment will become effective as of the date first written above.

4.             Reference to and Effect on the Purchase Agreement.  On and after the date of this Amendment, any reference to “this Agreement” in the Purchase Agreement and any reference to the Purchase Agreement in any other agreements will mean the Purchase Agreement as amended by this Amendment. Except as specifically amended by this Amendment, the provisions of the Purchase Agreement, as in effect immediately prior to the date hereof, remain in full force and effect hereafter, unamended.

5.             Counterparts; Facsimile.  This Amendment may be executed in two or more counterparts and via facsimile or electronic transmission, each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement, and shall become binding when one or more counterparts have been signed by each of the parties hereto and delivered to Seller and Buyer.

6.             Governing Law.  This Amendment shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law principles thereof that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

[Remainder of Page Intentionally Left Blank]

INTENDING TO BE LEGALLY BOUND, the undersigned Parties have executed this Amendment as of the date first written above.

SPIRIT AEROSYSTEMS, INC.

By:	/s/Christopher L. Collins
Name: Christopher L. Collins
Title: Vice President, Special Projects

[Signature Page to Amendment No. 1 to Asset Purchase Agreement]

TRIUMPH AEROSTRUCTURES – TULSA, LLC

By:	/s/John B. Wright, II
Name: John B. Wright, II
Title: Vice President & Secretary

TRIUMPH GROUP, INC.

By:	/s/John B. Wright, II
Name: John B. Wright, II
Title: Vice President & Secretary:

[Signature Page to Amendment No. 1 to Asset Purchase Agreement]